                                     Exhibit 4.1


            1988 Stock Option Agreement, as Amended and Restated, by and
                      between the Company and John N. Lemasters,
                             dated as of August 29, 1990

                   1988 STOCK OPTION AGREEMENT, AS AMENDED AND RESTATED
                   ----------------------------------------------------

                   AGREEMENT made as of the 29th day of August, 1990 by and between Computer Products, Inc., a Florida corporation, having its office and principal place of business located at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434 (the "Company") and John N. Lemasters residing at 21322 Harrow Court, Boca Raton, Florida 33432 (the
          "Optionee").

                            W I T N E S S E T H:

                   WHEREAS, on March 8, 1988 The Board of Directors of the Company (the "Board") authorized the grant to the Optionee of an option (the "Option") to purchase an aggregate of 300,000 shares of the authorized but unissued Common Stock of the Company, $.01 par value (the "Common Stock"), pursuant to the terms and conditions set forth in Employment Agreement dated as of March 8, 1988 between the Company and the Optionee (the "1988 Agreement"); and

                   WHEREAS, the Company is entering into a new employment agreement with the Optionee of even date herewith ("1990 Employment Agreement"); and

                   WHEREAS, pursuant to the terms of the 1990 Employment Agreement the 1988 Agreement has been terminated except for the terms of the Option which have been amended and are being restated in this Agreement;

                   NOW, THEREFORE, and in consideration of the foregoing and of the terms and conditions herein contained, the parties hereto agree as follows:

                   1.  Grant of Stock Option.   The Company has granted to
                       ---------------------
          the Optionee on March 8, 1988 the Option to purchase all or any part of an aggregate of 300,000 shares of Common Stock (the "Option Shares") or the terms and conditions set forth herein.

                   2.  Exercise Price.  The exercise price of the Option is
                       --------------
          $2.00, per share, subject to adjustment as hereinafter provided.

                   3.  Exercise Period.  Except as provided in Section 4
                       ---------------
          hereof, the Option is exercisable in installments as follows: to the extent of 33 1/3 percent of the Option Shares at any time after March 8, 1989, and, to the extent of an additional 33 1/3 percent of the Option Shares after each additional year there-after. Options right to exercise the Option is cumulative. Except as may be otherwise provided in Section 5, the Option expires on March 7, 1998, and may not be exercised at any time unless the Optionee is then an employee of the Company or one of its subsidiaries.

                   4.  Acceleration.
                       ------------

                        4.1.  General.  In the event that the Employment
                              -------
          Term (as defined in Section 4 of the 1990 Employment Agreement) is terminated pursuant to Section 5.1, 5.2, 5.4 or 5.5 of the 1990 Employment Agreement, or in the event a Change of Control occurs (as defined in Section 4.2.1 hereof), the Options right to exercise the Option shall be accelerated and the Optionee may exercise the Option for the remaining unexercised portion of the Option (notwithstanding that such portion of the Option had not yet otherwise become fully exercisable under Section 3 hereof with respect to all or part of the Option Shares at the date of such termination or occurrence of such transaction); provided, however, that nothing herein contained shall extend the expiration date of the Option.

                        4.2.  Cash Election Upon Change of Control.  In the
                              ------------------------------------
          event of a Change of Control, the Optionee may elect to receive, in lieu of shares of Common Stock issuable upon the exercise of all or a part of this Option (which such Option or portion thereof shall be cancelled upon the making of the payment referred to herein), an amount in cash equal to the aggregate spread between the exercise price of all Option Shares being cancelled hereunder and the Formula Price Per Share (as defined in 4.2.2 hereof) times the number of all such cancelled Option Shares; provided however, that, in the event of a Change of Control as defined in Section 4.2.1(b)(ii) hereof, Optionee shall only be entitled to receive the cash payment pursuant to this Section 4.2 if (i) the Company does not remain a publicly-traded corporation on the national securities exchange or market system it was traded on immediately prior to the Change of Control, or (ii) if the Board of Directors of the Company has not approved the transaction resulting in such Change of Control or has determined that such transaction is hostile to the interests of the Company in connection with the provisions of this Section 4.2; and further provided, that, if at the time of making such election Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such election may not be made prior to the expiration of six months after the date of grant of this Option (except in the event of death or disability of Optionee) and must be made within 60 days after the Change of Control; and provided further that, no such cash election may be made if Optionee had the power and did in fact control the occurrence or timing of the Change of Control. Notwithstanding anything to the contrary contained in this Section 4.2, if the making of such election by Optionee, or such payment of cash to Optionee in lieu of shares of Common Stock, would give rise to any short-swing profits liability under Section 16(b) of the Exchange Act, then Options election shall not become effective until the Company shall have advised Optionee, in writing, that such liability would arise (which notice shall be given by the Company not more than 14 days after Optionee shall have initially made his election hereunder) and Optionee, within 14 days after receipt of such notice, confirms in writing that his election pursuant to this Section 4.2 shall become effective.

                         4.2.1.  Change of Control Defined.  A "Change of
                                 -------------------------
          Control" shall be deemed to have occurred upon any of the following events:

          (a) The consummation of any of the following transactions: (i) any merger, reverse stock split, recapitalization or other busi-ness combination of the Company, with or into another corporation, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a transaction in which the majority of the holders of Common Stock immediately prior to the transaction will own at least 50% of the total voting power of the then-outstanding securities of the surviving corporation immediately after such transaction, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) the liquidation or dissolution of the Company; or

          (b) A transaction in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, or any profit sharing, employee ownership or other employee benefit plan sponsored by the Company or any subsidiary, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities): (i) shall purchase any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of transactions), of securities of the Company representing 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire the Company's securities); or

          (c) If, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board and any new director whose election by the Board, or nomination for election by the Company's stockholders was approved by a vote of at least two thirds of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election by the stockholders was previously so approved, cease for any to constitute a majority thereof.

                             4.2.2.  Formula Price Per Share.  As used
                                     -----------------------
          herein the term "Formula Price Per Share" as of any given date shall mean the highest gross price (before brokerage commissions, soliciting dealers' fees and similar charges) paid for any share of Common Stock at any time during the ninety-day period immediately prior to the Change of Control (whether by way of exchange, conversion, distribution, liquidation or otherwise) paid or to be paid for any share of Common Stock in connection with a Change of Control. If the consideration paid or to be paid in any transaction that results in a Change of Control consists, in whole or in part, of consideration other than cash, the Board shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less than the value, if any, attributed to such consideration by any other party to such transaction that results in a Change of Control.

                    5.  Effect of Termination of Employment.
                        ------------------------------------

                         5.1. Termination For Cause by the Company.  In the
                              ------------------------------------
          event that the Employment Term is terminated pursuant to Section
          5.3 of the 1990 Employment Agreement, all rights of the Optionee under the Option, to the extent that it has not been exercised, shall terminate upon the termination of the Employment Term.

                         5.2. Termination Without Cause by the Company or
                   -------------------------------------------
          For Cause By Optionee.  In the event the Employment Term is
          ---------------------
          terminated pursuant to Section 5.4 or 5.5 of the 1990 Employment Agreement, the Option may be exercised at any time within three years after the termination of the Employment Term (but not thereafter and in no event after the date on which the Option would otherwise expire). The Option, to the extent not exercised within such three year period, shall terminate forthwith.

                         5.3.  Termination Due to Death.  In the event the
                               ------------------------
          Employment Term is terminated pursuant to Section 5.1 of the 1990 Employment Agreement, one or more persons designated in writing to the Company by the Optionee to acquire the right to exercise all or a portion of the Option may exercise the Option at any time within one year after such date of death (but not thereafter and in no event after the date on which the Option would otherwise expire). The Option, to the extent not exercised within such one year period shall terminate forthwith. In the absence of a contrary designation, the Optionee shall be deemed to have designated his executor or administrator.

                         5.4.  Termination Due to Disability.  In the event
                               -----------------------------
          that the Employment Term is terminated pursuant to Section 5.2 of the 1990 Employment Agreement, the Option may be exercised at any time within three years after the termination of the Employment Term (but not thereafter and in no event after the date on which the Option would otherwise expire). The Option, to the extent not exercised within such three year period shall terminate forthwith.

                         5.5. Termination Due to Retirement.  In the event
                              -----------------------------
          that the Optionee ceases to be an employee of the Company or any of its subsidiaries due to Options retirement on or after August 28, 1995 in compliance with the termination provisions of Section 4 of the 1990 Employment Agreement the exercisable portion of the Option on the date of retirement may be exercised at anytime within three years of the date of retirement (but not thereafter and in no event after the date on which the Option would otherwise expire). The Option, to the extent not exercised within such three year period shall terminate forthwith.

                         5.6.  Effect of Arbitration.  In the event of an
                               ---------------------
          arbitration proceeding pursuant to Section 6 of the 1990 Employment Agreement following a termination of the Employment Term pursuant to Section 5.3 of the 1990 Employment Agreement, unless the arbitrators determine that such termination properly occurred, the Options right to exercise the Option shall continue until the expiration of 60 days after the award of the arbitrators is served upon the parties (or until such later date as provided above in this Section 5, and in no event beyond the expiration date of the Option); provided, however, that no further rights of exercise shall mature by reason of the passage of time between the notice of termination of employment and the award of the arbitrators, unless the arbitrators determine that the Optionee was wrongfully terminated.

                    6.  Nonqualified Option: Withholding Tax.  The Option
                        ------------------------------------
          shall not be deemed an "Incentive Stock Option" under the Internal Revenue Code of 1986, as amended ("the Code"). Accordingly, the Optionee acknowledges that, under existing laws and regulations, the expiration of the six-month period required by Section 16(b) of the Exchange Act would be a taxable event under the Code, unless the Optionee made an election, under Section 83(b) of the Code, to treat the exercise as the taxable event. The Optionee will be subject to a withholding tax on the difference between the purchase price of the Option Shares and their market value on the date of the taxable event. Payment for said taxes shall be made to the Company prior to or at time said tax is due as provided under Section 8.4 hereof.

                    7.  Adjustments.  If and to the extent that the number
                        -----------
          of issued shares of Common Stock shall be increased or reduced by split-up, reclassification, distribution of a dividend payable in shares, or the like, the Company shall proportionately adjust the number and kind of Option Shares, and the exercise price of the Option, to such extent and in such manner as shall as closely as possible maintain Options rights thereunder.

                    8.  Method of Exercise.
                        ------------------

                         8.1.  Notice to the Company.  The Option shall be
                               ---------------------
          exercised by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of whole Option Shares specified in the notice up to the number then permitted to be exercised.

                         8.2. Delivery of Option Shares.  The Company shall
                              -------------------------
          make immediate delivery of the Option Shares upon payment, provided that if any law or regulation requires the Company to take any action with respect to the Option Shares specified in such notice before the issuance thereof (and the Company shall use its best efforts to take such action), then the date of delivery of such Option Shares shall be extended for the period necessary to take such action.

                         8.3. Additional Documents.  In addition, the Board
                              --------------------
          of Directors of the Company may require, as a condition to the sale of any Option Shares, that the Optionee deliver to the Company such documents, including such appropriate investment representations, as may reasonably be required by counsel for the Company to effectuate compliance with applicable securities laws.

                         8.4. Payment of Purchase Price.  The purchase price
                              -------------------------
          and any required withholding tax may be paid with (i) U.S. dollars, or (ii) Common Stock of the Company already owned by, and in possession of, the Optionee, or (iii) a combination of U.S. dollars or Common Stock of the Company. Shares of Common Stock of the Company used to satisfy the exercise price or withholding tax of an Option shall be valued at the last reported sales price of the Common Stock as of the close of business on the day immediately preceding the date of exercise. Notwithstanding the foregoing, if Optionee delivers a notice of exercise specifying that all or a portion of the purchase price shall be paid with Common Stock already owned by Optionee, and such surrender of shares, together with the exercise of the Option or any other transaction occurring during the six-month period prior to such exercise and reported by Optionee on a Form 4 filed with the Securities and Exchange Commission (the "Commission"), would give rise to any short-swing profits liability under Section 16(b) of the Exchange Act, then (i) the Option purchase price shall be payable in connection with such exercise only in U.S. dollars, and the Company will not accept the surrender of shares of Common Stock in payment thereof; (ii) the Company shall notify Optionee, in writing within 14 days of its receipt of the notice of exercise, that the tender of shares in payment of any portion of the Option purchase price cannot be accepted; and (iii) Optionee shall have an additional 14 days after receipt of the Company's written notice to pay the balance of the purchase price in U.S. dollars; provided that, in the event that Optionee fails to pay such balance in U.S. dollars within the prescribed period, Optionee's notice of exercise (to the extent of the portion to be paid by the surrender of shares of Common Stock) shall be deemed not to have been given and void, and the Option (to the extent of such portion) shall remain exercisable in accordance with its terms.

                    9.  Nonassignability.  The Option hereby granted is
                        ----------------
          nonassignable and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except in the event of the death of Optionee as provided in
          Section 5.3 hereof and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process on the rights conferred hereby, the Option and the rights and privileges conferred hereby shall immediately become null and void. The Option is exercisable during the lifetime of the Optionee only by the Optionee.

                    10.  Company Representations.  The Company hereby
                         -----------------------
          represents and warrants to the Optionee that

                         (i) the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder; and

                         (ii) the Option Shares, when issued and delivered by the Company to the Optionee in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

                    11.  Optionee Representations. The Optionee hereby
                         ------------------------
          represents and warrants to the Company that

                         (i) he is acquiring the Option and shall acquire the Option Shares for his own account and not with a view towards the distribution thereof:

                         (ii) he has received a copy of all reports and documents required to be filed by the Company with the Commission pursuant to the Exchange Act within the last twenty-four (24) months and all reports issued by the Company to its stockholders;

                         (iii)  he must bear the economic risk of the
          investment in the Option Shares, which cannot be sold by him unless they are registered under the Securities Act of 1933 (the "1933 Act") or an exemption therefrom is available thereunder:

                         (iv) in his position with the Company, he has had both the opportunity to ask questions of and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause
          (ii) above; and

                         (v) he is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the Act or an exemption therefrom as provided herein.

                    12.  Restriction on Transfer of Option Shares.  Anything
                         ----------------------------------------
          in this Agreement to the contrary notwithstanding, the Optionee hereby agrees that he shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him without registration under the Securities Act of 1933 (the "1933 Act"), or in the event that they are not so registered, unless (i) an exemption from the 1933 Act is available thereunder, and (ii) the Optionee has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

                    13.  Registration Rights.
                         -------------------

                         13.1.  Piggy-Back Rights.  If at any time during
                                -----------------
          the period from the date hereof through the date which is two (2) years after the termination of the Employment Term, the Company proposes to register any of its equity securities under the 1933 Act (other than in connection with a merger, acquisition or exchange offer, and other than an offering on Form S-8 or any successor form), the Company shall at least thirty (30) days prior to the filing of such registration statement with the Securities and Exchange Commission (the "Commission") give notice of its intention to do so to Optionee. The registration rights granted under this Section 13.1 shall not apply in the event that the Employment Term is terminated pursuant to Section 5.3 of the 1990 Employment Agreement. If the Optionee notifies the Company within ten (10) days after the giving of such notice by the Company that the Optionee elects to include any Option Shares (the Option Shares so specified, together with any shares covered by a Request under Section 13.2 hereof, hereinafter sometimes referred to as the "Registrable Securities") in such proposed registration statement (which notice shall state the number of shares to be included and the proposed plan of disposition thereof), the Company shall include the Registrable Securities in any such registration statement; provided, however, that if, in the written opinion of the Company's managing underwriter, if any, for such offering, the inclusion of all or a portion of the Registrable Securities, when added to the other securities being registered, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to their then current market value, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company may exclude from such offering all or a portion of the Registrable Securities. Notwithstanding anything herein contained to the contrary, the Company shall at all times have the absolute right to elect not to file any proposed registration statement referred to in this Section 13.1, or to withdraw the same after the filing but prior to the effective date thereof.

                    13.2.  Demand Registration.  If, at any time prior to
                           -------------------
          the termination of the Employment Term, the Company shall be requested in writing (the "Request") by the Optionee to effect the registration under the 1933 Act of not less than 100,000 (adjusted for stock splits, reverse stock splits, stock dividends, etc.) Option Shares (which Request shall state the intended method of disposition of the shares requested for registration), the Company shall as expeditiously as possible prepare and file with the Commission a registration statement under the 1933 Act covering the shares which were designated in the Request. The registration rights granted under this Section 13.2 shall not apply in the event that the Employment Term is terminated pursuant to Section
          5.3 of the 1990 Employment Agreement. Anything hereinabove contained to the contrary notwithstanding, the registration rights granted pursuant to this Section 13.2 may only be exercised on one occasion; provided, however, that a registration right under this
          Section 13.2 shall only be deemed to have been exercised if and when the registration statement requested pursuant hereto has been declared effective by the Commission. If prior to the effective date of such registration the Optionee informs the Company by written notice that the Optionee is withdrawing his Request and (unless the following proviso applies) if the Optionee pays all of the Company's out-of-pocket expenses with respect to such registration under this Section 13.2 incurred to the date of such notice, then such Request will not count as the exercise of a registration right under this Section 13.2; provided, that if prior to such notice, the Company has pursuant hereto delayed the filing of a requested registration statement, then the Optionee may so withdraw his Request and need not pay any of the Company's expenses and such Request will not count as the exercise of a registration right under this section 13.2.

                    Anything in Section 13.2 to the contrary contained herein notwithstanding, the Company may delay the filing of a registration statement which has been requested pursuant to the provisions of this Section 13.2 if (i) the Company has filed, or has taken substantial steps towards filing, a registration statement relating to the scale by it of any of its securities, and the managing underwriter of the offering to which such registration statement relates renders a written opinion that the filing of the registration statement which was demanded would materially and adversely affect the offering by the Company of its securities, or (ii) in the written opinion of an investment banking firm which is acting as financial advisor to the Company, the Company's ability to consummate (upon favorable terms and conditions) a pending merger, acquisition, significant sale of assets or other significant business transaction would be materially and adversely affected by the filing of a registration statement, which was demanded; provided, however, that such period of delay shall not exceed the lesser of (A) ninety (90) days, or
          (B) the period of time during which the circumstances described in clause (i) or (ii) continues, provided, further, that following the termination of the Employment Term, the Company may not delay the filing of a registration statement requested more than once in any twelve (12) month period.

                         13.3.  Holdback.  The Optionee hereby agrees, if
                                --------
          requested in writing by the Company, not to sell any other shares of Common Stock, or securities through which Common Stock may be acquired, for a period not to exceed one hundred-twenty (120) days after the effective date of a registration statement or post-effective amendment in which Registrable Securities are included pursuant to Section 13.1 or 13.2 hereof.

                         13.4.  Effective Date and Distribution.  The
                                -------------------------------
          Company will use its best efforts to cause any registration statement covering all or any portion of the Registrable Securities to become effective as promptly as possible and, if any stop order shall be issued by the Commission in connection therewith, will use its best efforts to obtain the removal of such order. The Optionee agrees to cooperate in all respects with the Company in effectuating the foregoing. Following the effective date of any registration, the Company shall, upon the request of the Optionee, forthwith supply such number of registration statements, preliminary prospectuses and prospectuses meeting the requirements of the 1933 Act and other documents necessary or incidental to the offering, as shall be reasonably requested by the Optionee to permit such holder to make a public distribution of all of the Registrable Securities. The obligations of the Company hereunder with respect to the Options Registrable Securities are expressly conditioned on the Optionee furnishing to the Company such appropriate information concerning the Optionee, and the Registrable Securities and the terms of the Options plan of distribution of such Registrable Securities as the Company may reasonably request.

                         13.5.  Expenses.  The Company shall bear the entire
                                --------
          cost and expense of any registration of Registrable Securities pursuant to Section 13.1 or 13.2 hereof. Such costs and expenses shall include, without limitation, the fees and expenses of counsel for the Company and of its accountants, all other costs, fees and expenses of the Company incident to the preparation, printing and filing under the 1933 Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to under-writers, dealers and other purchasers of the Registrable Securities and the costs and expenses (including fees and disbursements of counsel) incurred in connection with the qualification of the Registrable Securities under the Blue Sky laws of various jurisdictions. However, the Optionee (and not the Company) shall be responsible for any transfer taxes and underwriting fees or commissions applicable to the Registrable Securities sold by him pursuant to any such registration and the reasonable fees and expenses of any counsel to the Optionee relating to such registration and qualification.

                         13.6.  Maintenance of Effectiveness.  The Company
                                ----------------------------
          shall, at the Company's expense, be required to maintain the effectiveness (and the compliance with applicable securities laws) of a registration statement or post-effective amendment registering Registrable Securities pursuant to this Section 13 (and of any qualification under Section 13.11 hereof) by such action as may be necessary or appropriate until the expiration of ninety (90) days after the date such registration statement has been declared effective by the Commission, including, without limitation, the filing of post-effective amendments and supple-ments to any registration statement or prospectus necessary to keep the registration statement current and the further quali-fication under any applicable Blue Sky or other state securities laws to permit such sale or distribution, all as requested by Optionee. In the event that the Employment Term is terminated, the Company will immediately notify the Optionee at any time when a prospectus covering the Registrable Securities is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                         13.7.  Registration Not Required.  The Company
                                -------------------------
          shall not be required to register any Registrable Securities under the 1933 Act if, in the written opinion of counsel for the Company, which shall be in form and substance reasonably satisfactory to the Optionee, all of said Registrable Securities may be publicly sold at such time by Optionee without the need for compliance with the registration provisions of the 1933 Act.

                         13.8.  Opinion of Counsel.  The Company will
                                ------------------
          furnish to the Optionee in connection with any registration of Registrable Securities a signed counterpart, addressed to the Optionee, of an opinion of counsel for the Company, dated the effective date of such registration statement and such opinion of counsel shall cover substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel delivered to underwriters in connection with underwritten public offerings of securities.

                         13.9.  Underwriting Agreement.  In connection with
                                ----------------------
          any registration of Registrable Securities, the Company will, if requested by the underwriters for any Registrable Securities included in such registration, enter into an underwriting agree-ment with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities.

                         13.10.  Termination of Employment After Registra-
                                 -----------------------------------------
          tion.  If Registrable Securities are included in an underwritten
          ----
          offering under Section 13.1 hereof, and the Employment Term has been terminated, then in such event, the Optionee shall be a party to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Optionee.

                         13.11.  State Qualification.  The Company shall use
                                 -------------------
          its best efforts to qualify or register the Registrable Securities under the securities or Blue Sky laws of such states as are requested by the Optionee; provided, however, that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

                         13.12.  Indemnification.  The Company shall
                                 ---------------
          indemnify and hold harmless the Optionee and each underwriter, within the meaning of the 1933 Act, who may purchase from or sell for the Optionee any Registrable Securities, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys' fees and expenses) arising out of, based upon or caused by any untrue statement of a material fact or alleged untrue statement of a material fact contained in any registration statement covering Registrable Securities, any materials incorporated by reference therein, any prospectus or preliminary prospectus included therein, or any amendment or supplement thereto, or arising out of, based upon, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished in writing or required to be furnished in writing to the Company by the Optionee or any such underwriter expressly for use therein (with respect to which information the Optionee or underwriter, as the case may be, shall at the same time so indemnify and hold harmless the Company, its directors, each officer signing the registration statement and each person; if any, who controls the Company within the meaning of the 1933 Act).
           The foregoing indemnification shall also extend to cover each person, if any, who controls any such underwriter within the meaning of the 1933 Act and each officer, director, employee and agent of such underwriter. The indemnity in this Section 13.12 shall be given to the Company only with respect to a registration after the termination of the Employment Term.

                         13.13.  Post-Effective Amendment.  The Optionee,
                                 ------------------------
          upon receipt of a notice from the Company, upon the occurrence of an event which requires a post-effective amendment to the regis-tration statement or a supplement to the prospectus included therein, shall promptly discontinue the sale of the Registrable Securities until he has received copies of a supplemented or amended prospectus from the Company.

                         13.14.  Form S-8 Filed With Respect to the 1990
                                 ---------------------------------------
          Performance Equity Plan.  The Company hereby agrees that, in the
          -----------------------
          event that the Company files a Registration Statement on Form S-8 with respect to any securities to be issued under the 1990 Performance Equity Plan (the "1990 Plan"), the shares issuable by the Company pursuant to this Agreement shall be registered thereunder, and the Company further agrees that, to the fullest extent then permitted under General Instruction C to the Form S-8 (or any successor to such Instruction then in effect), the Company shall file a "reoffer prospectus" with respect to the shares issuable to Optionee hereunder, covering the maximum number of such shares permitted to be covered by such prospectus under General Instruction C to the Form S-8, and to continue to maintain the currency of such reoffer prospectus until the earlier of the termination of the effectiveness of the Registration Statement on Form S-8 or the resale of all of the shares which may be acquired upon exercise of this Option. The registration rights granted under this Section 13.14 shall not apply in the event the Employment Term is terminated pursuant to Section 5.3 of the 1990 Employment Agreement.

                    14.  Miscellaneous.
                         -------------

                         14.1.  Notices.  All notices, requests, deliveries,
                                -------
          payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

                         14.2.  Waiver.  The waiver by any party hereto of a
                                ------
          breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

                         14.3.  Entire Agreement.   This Agreement consti-
                                ----------------
          tutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by a writing executed by Optionee and the Company.

                         14.4.  Binding Effect; Successors.  This Agreement
                                --------------------------
          shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

                         14.5.  Governing Law.  This Agreement shall be
                                -------------
          governed by and construed in accordance with the laws of the State of Florida.

                         14.6.  Headings.  The headings contained herein are
                                --------
          for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning of interpretation of any of the terms or provisions of this Agreement.


                    IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.


                                   COMPUTER PRODUCTS, INC.



                                   By:/s/ Richard J. Thompson
                                      -----------------------



                                   /s/ John Lemasters
                                   -------------------------

                                   John Lemasters, Optionee

                                      EXHIBIT A

                        FORM OF NOTICE OF EXERCISE OF OPTION

           ---------------
                DATE

          Computer Products, Inc.
          7900 Glades Road
          Boca Raton, Florida 33434

          Attention:  Stock Option Committee of the Board of Directors

                        Re:  Purchase of Option Shares
                             -------------------------
          Gentlemen:

          In accordance with the Stock Option Agreement dated as of August 29, 1990 between myself and Computer Products, Inc. ("CPI"), I wish
          to purchase           shares of CPI stock which are being purchased
                      ---------
          for investment and not for resale. I understand that if I should transfer ownership of these shares within one year from the above date, I must promptly notify you in writing.

          As payment for my shares, enclosed is my check payable to the order
          of Computer Products, Inc. in the sum of $       [and/or shares of
                                                    ------
          Common Stock of CPI duly endorsed having a fair market value of
          $         ].
           ---------

          Kindly forward to me my certificate at your earliest convenience.

          Very truly yours,


          (Signature)

          (Print Name)

          (Address)

          (Address)

          (Social Security Number)

                                      Exhibit 4.2


                         Letter Agreement between the Company
                          and John N. Lemasters, dated as of
                                     April 5, 1994

          COMPUTER PRODUCTS, Inc.

                                                                April 5, 1994

          Mr John N Lemasters
          21322 Harrow court
          Boca Raton, Florida 33433


          Dear John:

                    This is to confirm our understanding regarding your future employment with Computer Products, Inc. (the "Company") and to modify the employment agreement dated August 29, 1990 (the "Employment Agreement") between you and the Company.

                    1. Upon the request of the Board of Directors of the Company (the "Board"), you shall resign as Chief Executive Officer and Chairman of the Board of the Company. Such request can be made by the Board at any time after the date hereof by a vote of the majority of directors present at a meeting properly called for the purposes of considering this question.

                    2. In the event that the Board should make such a request, your resignation will be effective on the date specified by the Board (the "Resignation Date"). Upon your resignation, except as specifically set forth herein, the Employment Agreement shall be considered terminated and neither party shall have any further rights thereunder. This shall not be construed as a resignation by you as a director of the Company or a commitment by the Company to you regarding future board elections.

                    3. Until the Resignation Date, you will be entitled to receive all salary, bonuses, accrued vacation pay and benefits pursuant to the terms of the Employment Agreement (all on a pro-rata basis). Bonus shall be calculated in accordance with the
           Company's existing executive bonus plans and you will receive what you would have received thereunder multiplied by a fraction the numerator of which is the number of days in 1994 prior to the Resignation Date and the denominator of which is 365.

                    4. From and after the Resignation Date, you will be retained as a consultant to the Company until August 29, 1995 (the "Consulting Period"). As a consultant, you will be expected to perform such task, within the area of your expertise, as may be assigned to you by the Board. You will not be expected to work more than an average of five (5) days per month.

                    5. For services performed during the Consulting Period, you shall receive a salary of $300,000 per year payable bi-weekly in accordance with typical Company payroll practices. During the Consulting Period, you will also be entitled to a payment equivalent to the net after tax increase in taxes to you resulting from FICA, disability and insurance payments made to you as a consultant (as opposed to an employee) up to a maximum payment of $6,000 per year.

                    6. Additionally, you will be reimbursed for reasonable travel expenses incurred in connection with the performance of your consulting duties in accordance with typical Company expense reimbursement policies which, if necessary, shall include reasonable travel expenses from your home in North Carolina.

                    7. During the Consulting Period, you shall be entitled to participate in the Company's group health insurance plan and you will continue to receive life insurance and disability insurance all at levels previously granted under the Employment
          Agreement and on the same basis as set forth therein.   For
          purposes of COBRA only, your termination of employment shall be considered to be August 1, 1995.

                    8. The Company retains the right to deduct and withhold from any payments to you all sums that it may be required to withhold pursuant to applicable tax withholding laws or regulations.

                    9. The Company and you agree that you retain all of your vested stock options and all unvested stock options shall continue to vest in accordance with the terms of Section 2.3 of the Employment Agreement, the 1981 Stock Option Plan and 1990 Performance Equity Plan, and various Stock Option Agreements between the parties. Upon your request, if permissible under the securities laws, the Company will file a registration statement on form S-8 covering the common stock subject to the 300,000 options granted to you on March 8, 1988. Such options and the vesting schedule associated therewith are shown on Exhibit A hereto.
          Unless vested and exercised by August 1, 1996, pursuant to the terms of the Stock Option Plan, such options shall expire and become null and void.

                    10. Notwithstanding your resignation and the termination of the Employment Agreement, you will continue to adhere to restrictions on disclosure of confidential information and non-competition with the Company as set forth in Section 7 of the Employment Agreement

                    11. It is also understood that, in exchange for the provision to you of the benefits and other compensation set forth above, in particular any discretionary payments set forth in this Agreement, you release and waive all claims, causes of action or the like (excluding claims that arise out of a claimed breach of the terms of this Agreement) that you had, now have or may have in the future (arising out of transactions or occurrences prior to the date hereof) against the Company or its parents, subsidiaries, affiliates, successors or assigns, and their respective shareholders, directors, officers, agents, employees or anyone connected with them, including, but not limited to, all claims related to the payment of salary and/or adjusted compensation and all claims arising under the Age Discrimination Employment Act of 1967, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Action of 1991, the Equal Pay Act of 1962, The Americans with Disabilities Act of 1990, Chap. 760.10 of the Florida Statutes and any other similar Federal, State or local statute or regulation; provided, however, that this release shall not limit your (i) right to indemnification pursuant to Article 8.3 of the Employment Agreement, the Company's articles of incorporation and bylaws and any applicable insurance for acts as a director or officer; and (ii) vested rights under the Company's 401K plan and Stock Option Plan except as modified hereby.

                    12. The Company acknowledges that at this time it has no knowledge of any claims against you which might be an offset to any payments required to be made to you hereunder. For purposes of this provision, knowledge of the Company shall be deemed to be the knowledge of the members of its Board of Directors and its senior executive officers. In addition, the Company further acknowledges that it shall not have the right to terminate the Consulting Agreement for any lack of, or dissatisfaction with the performance by you of your consulting duties and in the event of such termination, your options will continue to vest as provided in paragraph 9.

                    13. Any controversy or claim arising under this Agreement shall be settled by arbitration in Boca Raton, Florida in accordance with the Rules then in effect of the American Arbitration Association ("AAA") or its successor thereto.

                    14. This Agreement constitutes the entire understanding between you and the Company relating to the subject matter of this letter and neither party has made any oral or written promises to the other that are not fully and accurately set forth in this letter. Except as specifically preserved, this Agreement supersedes and replaces all prior agreements and understandings of the parties hereto, oral and written, including, but not limited to, the Employment Agreement.

                    15. This Agreement will be governed by the law of the State of Florida applicable to agreements made and to be performed within the State of Florida. This Agreement shall be binding on the successors, administrators, executors and assigns of the parties hereto and in the event of your death all amounts payable to you shall be paid to your estate.

                    16. It is understood that you have carefully read the entire terms of this Agreement, know and understand its binding effect, have been advised to take (and have taken) the opportunity to review its terms with an attorney, and voluntarily and knowingly agree to the terms of this Agreement.

                    17. You have had at least twenty-one (21) days to consider this Agreement, and you have up to seven (7) days after your execution of this Agreement to revoke this Agreement.

                    If this letter is acceptable to you, please sign the enclosed copy of this letter and return it to me.

                                        Very truly yours,

                                        COMPUTER PRODUCTS, INC.

                                        By:/s/Phillip A. O'Reilly
                                           ----------------------
                                           Chairman, Compensation
                                            Committee

          Agreed to and accepted on
          the 12 day of April, 1994.

          /s/ John N. Lemasters
          -------------------------

                                       EXHIBIT A
                                       ---------

                                   JOHN N. LEMASTERS
                               OUTSTANDING STOCK OPTIONS
                                  AS OF MARCH 7, 1994


          Date of
           Grant               Granted               Vested
          -------              -------               ------

          3/8/88               300,000               300,000

          10/19/88             100,000               100,000

          2/19/90               87,208                87,208

          8/29/90               12,792                12,792

          8/29/90            1,000,000               375,000

                                                     125,000 to vest
                                                                  on 8/29/94
                                           500,000 - @ FMV
                                                      upon CS reaching
                                                      $5.00 for 5 con.
                                                      days
          Total Vested:  875,000

                                COMPUTER PRODUCTS, INC.

                           ASSISTANT SECRETARY'S CERTIFICATE


                    I, STEPHEN A. OLLENDORFF, an Assistant Secretary of Computer Products, Inc., a corporation duly organized and existing under the laws of the State of Florida (the "Corporation"), do hereby certify that:

                    1. I am a duly elected, qualified and acting Assistant Secretary of the Corporation on the date hereof.

                    2. The resolutions attached hereto as Exhibit A are true and correct copies of the resolutions duly adopted by the Board of Directors on March 30, 1994 and such resolutions have not been modified or amended and at the date hereof are still in full force and effect.

                    IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of this Corporation by order of the Board of Directors this 8th day of April, 1994.


                                        /s/ Stephen A. Ollendorff
                                        -------------------------
                                        Stephen A. Ollendorff
                                        Assistant Secretary

          [SEAL]

                                       EXHIBIT A
                                       ---------

                         RESOLVED, that the proposed severance and consulting
                    agreement between John N. Lemasters and the Corporation be, and the same hereby is, approved and adopted; and further

                          RESOLVED, that any  member of the Compensation  and
                    Stock Option Committee of the Corporation, be and each of them hereby is, authorized and directed to execute and deliver, in the name and on behalf of the Corporation, such agreement, with such change or changes therein as the Committee member shall approve (his execution thereof, with such change or changes therein, to be conclusive evidence of such approval); and further

                         RESOLVED, that the proper executive officers of  the
                    Corporation be, and each of them hereby is, authorized and directed to take all such other actions, as the acting officer, in his sole discretion, deems to be necessary, appropriate or convenient in order to carry